For Release:	Immediately	Exhibit 99.1

Contact:	Media -
	Aidan Gormley - Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com

Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock Symbol:	PH - NYSE
Parker Reports Fiscal 2021 Second Quarter Results

- Second quarter record net income of $447.3 million, EPS at $3.41 as reported, or $3.44 adjusted
- Second quarter record total segment operating margin of 17.4% as reported, or 20.4% adjusted
- Second quarter EBITDA margin was 23.1% as reported, or 20.8% adjusted
- Cash flow from operations was a Q2 YTD record at $1.35 billion, or 20.4% of sales
- Cumulative debt reduction reaches approximately $2.8 billion in the last 14 months
- Company increases fiscal 2021 EPS guidance midpoint to $12.15 as reported, or $13.90 adjusted

CLEVELAND, February 4, 2021 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2021 second quarter ended December 31, 2020. Fiscal 2021 second quarter sales were $3.41 billion, compared with $3.50 billion in the prior year quarter. Net income was a record $447.3 million, which includes a gain of approximately $76.4 million from the sale of land, compared with $204.5 million in the second quarter of fiscal 2020. Fiscal 2021 second quarter earnings per share were $3.41, compared with $1.57 in the prior year quarter. Adjusted earnings per share increased 15% to $3.44, compared with adjusted earnings per share of $2.98 in the second quarter of fiscal 2020. Fiscal year-to-date cash flow from operations was a second quarter record at $1.35 billion and reached 20.4% of sales, compared with $826.0 million or 12.1% of sales in the prior year period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

“Parker team members continue to deliver outstanding results including many records in a challenging environment,” said Chairman and Chief Executive Officer, Tom Williams. “Our current results reflect the combined effect of significant operating performance improvement via The Win Strategy™ and strategic acquisitions that have strengthened our portfolio. We achieved second quarter records in total segment operating margin, earnings and year-to-date operating cash flow. We also delivered better than expected organic sales reflecting a more resilient business portfolio and strong performance in our Diversified Industrial segment. This was also the first quarter since September 2018 that industrial order rates were positive. Second quarter adjusted segment operating margin increased 250 basis points year over year and adjusted EBITDA margin increased 230 basis points compared with the prior year quarter."

During the quarter, the company made debt repayments of $767 million, further accelerating the cumulative debt reduction to approximately $2.8 billion over the last 14 months. The company has also reinitiated its 10b5-1 share repurchase program, which had been temporarily suspended in March 2020, and intends to resume quarterly share repurchases under the program of $50 million in the fiscal 2021 third quarter, effective February 5, 2021.

Segment Results
Diversified Industrial Segment: North American second quarter sales decreased 3% to $1.6 billion, and operating income was $281.6 million, compared with $211.3 million in the same period a year ago. International second quarter sales increased 10% to $1.3 billion, and operating income was $220.2 million, compared with $153.8 million in the same period a year ago.

Aerospace Systems Segment: Second quarter sales decreased 20% to $585.4 million, and operating income was $90.7 million, compared with $121.0 million in the same period a year ago.

Parker reported the following orders for the quarter ending December 31, 2020, compared with the same quarter a year ago:
· Orders were flat for total Parker
· Orders increased 1% in the Diversified Industrial North America businesses
· Orders increased 10% in the Diversified Industrial International businesses
· Orders decreased 18% in the Aerospace Systems Segment on a rolling 12-month average basis

Outlook
For the fiscal year ending June 30, 2021, the company has increased guidance for earnings per share to the range of $11.90 to $12.40, or $13.65 to $14.15 on an adjusted basis. Guidance assumes an organic sales decline in the range of (4.5%) to (2.5%). Fiscal year 2021 guidance is adjusted on a pre-tax basis for expected business realignment expenses of approximately $60 million, costs to achieve of approximately $15 million, acquisition-related intangible asset amortization of approximately $322 million and a gain on the sale of land of approximately $101 million. A reconciliation of forecasted earnings per share to adjusted forecasted earnings per share is included in the financial tables of this press release.

Williams added, “Our performance in the first half of this year has exceeded our expectations, and as a result, we are increasing our full year guidance for fiscal 2021. While the outlook for key end markets continues to be uncertain in the current environment, we remain committed to driving improvements through the execution of the Win Strategy and making continued progress toward our long-term financial goals."

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2021 second quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, at www.phstock.com. A replay of the webcast will be available on the site approximately one hour after the completion of the call and will remain available for one year. To register for e-mail notification of future events please visit www.phstock.com.

About Parker Hannifin
Parker Hannifin is a Fortune 250 global leader in motion and control technologies. For more than a century the company has been enabling engineering breakthroughs that lead to a better tomorrow. Parker has increased its annual dividend per share paid to shareholders for 64 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. Learn more at www.parker.com or @parkerhannifin.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly % change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems Segment.

Note on Net Income
Net income referenced in this press release is equal to net income attributable to common shareholders.

Note on Non-GAAP Financial Measures
This press release contains references to non-GAAP financial information including (a) adjusted earnings per share; (b) adjusted total segment operating margin; (c) EBITDA margin; and (d) adjusted EBITDA margin. The adjusted earnings per share and total segment operating margin measures are presented to allow investors and the company to meaningfully evaluate changes in earnings per share and total segment operating margin on a comparable basis from period to period. This press release also contains references to EBITDA, EBITDA margin and adjusted EBITDA margin. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA, EBITDA margin and adjusted EBITDA margin are not measures of performance calculated in accordance with GAAP, we believe that they are useful to an investor in evaluating the results of this quarter versus the prior period. A reconciliation of non-GAAP measures is included in the financial tables of this press release.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. Parker cautions readers not to place undue reliance on these statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. Additionally, the actual impact of changes in tax laws in the United States and foreign jurisdictions and any judicial or regulatory interpretation thereof on future performance and earnings projections may impact the company’s tax calculations. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance.

Among other factors which may affect future performance are: the impact of the global outbreak of COVID-19 and governmental and other actions taken in response; changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments; disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions, including the integration of LORD Corporation or Exotic Metals; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully capital allocation initiatives, including timing, price and execution of share repurchases; availability, limitations or cost increases of raw materials, component products and/or commodities that cannot be recovered in product pricing; ability to manage costs related to insurance and employee retirement and health care benefits; compliance costs associated with environmental laws and regulations; potential labor disruptions; threats associated with and efforts to combat terrorism and cyber-security risks; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; global competitive market conditions, including global reactions to U.S. trade policies, and resulting effects on sales and pricing; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability, as well as uncertainties associated with the timing and conditions surrounding the return to service of the Boeing 737 MAX. The company makes these statements as of the date of this disclosure and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - DECEMBER 31, 2020				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands, except per share amounts)	2020	2019	2020	2019
Net sales	$3,411,905	$3,497,974	$6,642,445	$6,832,485
Cost of sales	2,519,545	2,682,765	4,903,873	5,162,506
Selling, general and administrative expenses	356,572	491,121	726,423	890,300
Interest expense	62,990	82,891	128,948	152,847
Other (income), net	(103,714)	(13,549)	(108,606)	(61,070)
Income before income taxes	576,512	254,746	991,807	687,902
Income taxes	129,015	50,148	222,593	144,263
Net income	447,497	204,598	769,214	543,639
Less: Noncontrolling interests	191	124	499	267
Net income attributable to common shareholders	$447,306	$204,474	$768,715	$543,372

Earnings per share attributable to common shareholders:
Basic earnings per share	$3.47	$1.59	$5.97	$4.23
Diluted earnings per share	$3.41	$1.57	$5.89	$4.17

Average shares outstanding during period - Basic	129,013,781	128,396,933	128,860,763	128,430,463
Average shares outstanding during period - Diluted	131,075,655	130,495,381	130,482,564	130,154,079

CASH DIVIDENDS PER COMMON SHARE
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Amounts in dollars)	2020	2019	2020	2019
Cash dividends per common share	$0.88	$0.88	$1.76	$1.76

RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Amounts in dollars)	2020	2019	2020	2019
Earnings per diluted share	$3.41	$1.57	$5.89	$4.17
Adjustments:
Acquired intangible asset amortization expense	0.62	0.57	1.25	0.95
Business realignment charges	0.14	0.08	0.26	0.12
Lord costs to achieve	0.02	0.05	0.05	0.08
Exotic costs to achieve	—	—	—	0.01
Acquisition-related expenses	—	1.14	—	1.28
Gain on sale of land	(0.77)	—	(0.77)	—
Tax effect of adjustments[1]	0.02	(0.43)	(0.16)	(0.58)
Adjusted earnings per diluted share	$3.44	$2.98	$6.52	$6.03

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2020				Exhibit 99.1
RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2020	2019	2020	2019
Net sales	$3,411,905	$3,497,974	$6,642,445	$6,832,485

Net income	$447,497	$204,598	$769,214	$543,639
Income taxes	129,015	50,148	222,593	144,263
Depreciation and amortization	149,818	144,229	298,260	253,300
Interest expense	62,990	82,891	128,948	152,847
EBITDA	789,320	481,866	1,419,015	1,094,049
Adjustments:
Business realignment charges	18,767	9,836	34,468	14,559
Lord costs to achieve	3,249	6,725	6,864	10,139
Exotic costs to achieve	343	489	675	1,084
Acquisition-related expenses	—	148,467	—	165,916
Gain on sale of land	(100,893)	—	(100,893)	—
Adjusted EBITDA	$710,786	$647,383	$1,360,129	$1,285,747

EBITDA margin	23.1%	13.8%	21.4%	16.0%
Adjusted EBITDA margin	20.8%	18.5%	20.5%	18.8%

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2020				Exhibit 99.1
BUSINESS SEGMENT INFORMATION
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2020	2019	2020	2019
Net sales
Diversified Industrial:
North America	$1,566,877	$1,615,852	$3,094,988	$3,240,457
International	1,259,625	1,147,084	2,388,876	2,225,934
Aerospace Systems	585,403	735,038	1,158,581	1,366,094
Total net sales	$3,411,905	$3,497,974	$6,642,445	$6,832,485
Segment operating income
Diversified Industrial:
North America	$281,619	$211,339	$550,452	$486,531
International	220,213	153,816	407,114	322,389
Aerospace Systems	90,729	121,039	177,495	244,019
Total segment operating income	592,561	486,194	1,135,061	1,052,939
Corporate general and administrative expenses	38,720	35,660	75,455	84,562
Income before interest expense and other expense	553,841	450,534	1,059,606	968,377
Interest expense	62,990	82,891	128,948	152,847
Other (income) expense	(85,661)	112,897	(61,149)	127,628
Income before income taxes	$576,512	$254,746	$991,807	$687,902

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2020				Exhibit 99.1
RECONCILIATION OF TOTAL SEGMENT OPERATING MARGIN TO ADJUSTED TOTAL SEGMENT OPERATING MARGIN

(Unaudited)	Three Months Ended		Three Months Ended
(Dollars in thousands)	December 31, 2020		December 31, 2019
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$592,561	17.4%	$486,194	13.9%
Adjustments:
Acquired intangible asset amortization expense	81,237		73,956
Business realignment charges	17,922		9,719
Lord costs to achieve	3,249		6,725
Exotic costs to achieve	343		489
Acquisition-related expenses	—		48,725
Adjusted total segment operating income	$695,312	20.4%	$625,808	17.9%

	Six Months Ended		Six Months Ended
	December 31, 2020		December 31, 2019
	Operating income	Operating margin	Operating income	Operating margin
Total segment operating income	$1,135,061	17.1%	$1,052,939	15.4%
Adjustments:
Acquired intangible asset amortization expense	162,940		123,389
Business realignment charges	32,445		14,437
Lord costs to achieve	6,864		10,139
Exotic costs to achieve	675		1,084
Acquisition-related expenses	—		51,244
Adjusted total segment operating income	$1,337,985	20.1%	$1,253,232	18.3%

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2020			Exhibit 99.1
CONSOLIDATED BALANCE SHEET
(Unaudited)	December 31,	June 30,	December 31,
(Dollars in thousands)	2020	2020	2019
Assets
Current assets:
Cash and cash equivalents	$564,734	$685,514	$948,355
Marketable securities and other investments	43,314	70,805	145,120
Trade accounts receivable, net	1,816,731	1,854,398	1,973,187
Non-trade and notes receivable	312,590	244,870	319,126
Inventories	1,870,948	1,814,631	2,014,260
Prepaid expenses and other	191,362	214,986	261,103
Total current assets	4,799,679	4,885,204	5,661,151
Property, plant and equipment, net	2,302,142	2,292,735	2,335,940
Deferred income taxes	134,325	126,839	114,032
Investments and other assets	795,073	764,563	941,588
Intangible assets, net	3,695,194	3,798,913	4,036,108
Goodwill	8,101,016	7,869,935	7,955,170
Total assets	$19,827,429	$19,738,189	$21,043,989

Liabilities and equity
Current liabilities:
Notes payable and long-term debt payable within one year	$610,909	$809,529	$1,604,318
Accounts payable, trade	1,343,011	1,111,759	1,311,733
Accrued payrolls and other compensation	345,973	424,231	372,549
Accrued domestic and foreign taxes	218,624	195,314	165,265
Other accrued liabilities	688,566	607,540	637,257
Total current liabilities	3,207,083	3,148,373	4,091,122
Long-term debt	6,602,309	7,652,256	8,141,220
Pensions and other postretirement benefits	1,843,209	1,887,414	1,366,814
Deferred income taxes	420,699	382,528	569,582
Other liabilities	631,825	539,089	532,750
Shareholders' equity	7,105,982	6,113,983	6,330,175
Noncontrolling interests	16,322	14,546	12,326
Total liabilities and equity	$19,827,429	$19,738,189	$21,043,989

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2020		Exhibit 99.1
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Six Months Ended December 31,
(Dollars in thousands)	2020	2019
Cash flows from operating activities:
Net income	$769,214	$543,639
Depreciation and amortization	298,260	253,300
Share incentive plan compensation	79,833	73,069
Gain on property, plant and equipment	(102,565)	(4,478)
Gain on marketable securities	(6,959)	(1,969)
Gain on investments	(4,783)	(1,849)
Net change in receivables, inventories and trade payables	269,322	227,247
Net change in other assets and liabilities	47,707	(278,168)
Other, net	3,959	15,177
Net cash provided by operating activities	1,353,988	825,968
Cash flows from investing activities:
Acquisitions (net of cash of $82,192 in 2019)	—	(5,075,605)
Capital expenditures	(92,907)	(118,593)
Proceeds from sale of property, plant and equipment	124,428	20,993
Purchases of marketable securities and other investments	(16,029)	(190,129)
Maturities and sales of marketable securities and other investments	52,019	198,872
Other	11,183	9,374
Net cash provided by (used in) investing activities	78,694	(5,155,088)
Cash flows from financing activities:
Net payments for common stock activity	(57,688)	(134,892)
Net (payments for) proceeds from debt	(1,324,348)	2,416,222
Dividends paid	(227,228)	(227,025)
Net cash (used in) provided by financing activities	(1,609,264)	2,054,305
Effect of exchange rate changes on cash	55,802	3,403
Net decrease in cash and cash equivalents	(120,780)	(2,271,412)
Cash and cash equivalents at beginning of year	685,514	3,219,767
Cash and cash equivalents at end of period	$564,734	$948,355

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2020	Exhibit 99.1
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE

(Unaudited)
(Amounts in dollars)	Fiscal Year 2021
Forecasted earnings per diluted share	$11.90 to $12.40
Adjustments:
Business realignment charges	0.46
Costs to achieve	0.11
Acquisition-related intangible asset amortization expense	2.47
Gain on sale of land	(0.77)
Tax effect of adjustments[1]	(0.52)
Adjusted forecasted earnings per diluted share	$13.65 to $14.15

[1]This line item reflects the aggregate tax effect of all non-tax adjustments reflected in the preceding line items of the table. We estimate the tax effect of each adjustment item by applying our overall effective tax rate for continuing operations to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.